Exhibit 14.1

CODE OF CONDUCT

for

OFFICERS AND ASSOCIATES

CODE OF CONDUCT

for

OFFICERS AND ASSOCIATES

The Directors and Management of National Commerce Financial Corporation (“NCF” or the “Corporation” including its subsidiaries), consider its greatest asset to be its people who represent and set the standards for the integrity, respect, and reputation of the Corporation. Officers and Associates are expected to maintain their personal and professional lives in an exemplary manner so as to reflect positively on the reputation of the Corporation. The following Code of Conduct is intended to provide guidance for the exercise of personal judgment in the performance of your duties. It is not practical to attempt to cover in this Code of Conduct all possible situations with which you may be confronted. You must always make the choice of honesty to avoid even the slightest appearance of impropriety. Violations of the Code of Conduct may result in suspension, written warning, probation, and/or discharge, depending on the degree of severity of the violation. You also should be aware that criminal law covers a wide array of personal and business conduct, especially as related to financial institutions, and is designed to punish violators by fines and imprisonment.

Definitions

Associate. An “Associate” includes any paid employee of National Commerce Financial Corporation or any of its subsidiaries.

Immediate Family. “Immediate Family” includes an Officer’s or Associate’s spouse, parents, children, stepchildren, brothers, sisters, mother-in-law, father-in-law, grandparents, great-grandparents, grandchildren, great-grandchildren, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, aunts, uncles, nieces, nephews, first cousins, and the respective spouses of any of them not otherwise included. In addition, any other relative, whether by blood or marriage living in the same household with an Officer or Associate, is considered a member of the immediate family.

Officer. An “Officer” is any associate who has been so designated by the approval of an official title by the Executive Management Committee of the Corporation and/or the Executive Committee of the NCF Board of Directors.

Thing of Value or Anything of Value. A “thing of value” and “anything of value” are broad terms and include, but are not limited to, extending credit at a favorable rate, receiving any type of property or any interest in property, using another’s property for your own purposes, and receiving any tangible or intangible personal property, real property, or interest therein, or cash or securities. Receiving, soliciting, or obtaining a thing of value, or being offered a thing of value may be deemed a violation of this Code of Conduct whether done or received directly or indirectly.

Confidentiality

NCF is an institution of public trust that is dependent upon public confidence. A vital principle of the financial services industry is the maintenance of the confidential relationship, which exists between the Corporation and its customers. Confidential information, including but not limited to account balances, knowledge of changes in management or financial condition of a customer, and other confidential information regarding NCF, its business, its customers, and the business of its customers acquired during employment must never be discussed outside the necessary course of the Corporation’s business, and even within the Corporation, should be shared only with those who have a legitimate business need to know. Under no circumstances should such information be disclosed to unauthorized persons.

Confidential information which an Officer or Associate knows as a result of his/her position with the Corporation must not be used for personal gain or for the personal gain of others. Neither an Officer nor Associate nor a member of his/her Immediate Family should ever make changes in personal investments on the basis of such information. Similarly, this type of information must never form the basis of investment advice to others. Even when confidential information finally is made public, a minimum of two (2) business days should elapse before any financial transactions based on the information should be conducted to assure that full public dissemination has been achieved. All Officers who are “Insiders” as defined in the NCF’s Insider Trading Policy will follow such Insider Trading Policy without exception.

Information Sharing

NCF recognizes and respects the expectations of customers regarding the use of personal information and provides information to customers on how information about them is used and protected. NCF does not sell customer information to anyone and does not disclose information to nonaffiliated third parties outside the statutory exceptions. When we offer products or services provided by third parties, we will control the customer information that is used to make the offers. In no cases will we provide customer account numbers to third parties for marketing purposes.

NCF shares information within our family of companies in order to provide customers with a wide selection of products and services at reasonable prices, and to prevent fraud and criminal activity. NCF describes the options available to customers to provide or restrict information within our family of companies, makes it convenient for customers to provide or restrict information within our family of companies, makes it convenient for customers to choose among product options, and honors the choices that are made. NCF will not disclose medical information provided by a customer for a specific purpose unless authorized by the customer.

If customer information is ever provided to parties outside our family of companies for marketing purposes, NCF will obligate such parties to adhere to NCF’s policy that provides for keeping such information confidential and informs them that it is against the law to disclose such information for any purpose other than that for which it was originally provided. If NCF ever obtains personal information from another nonaffiliated financial institution, this information will also be subject to the same limits on use and disclosure.

An Officer or Associate may not provide customer information to third parties for marketing purposes or enter into any agreement with a nonaffiliated third party that involves the disclosure of customer information without the prior approval of NCF’s Privacy Officer or Compliance Officer.

Records, Candor and Compliance

The accuracy and completeness of accounting entries and classifications must be strictly maintained. All entries must truly reflect the transactions they record and must be made in such a manner that their nature is clearly discernible to management and to the auditors. Senior management needs to be informed at all times of matters pertinent to the NCF’s position and operations, regardless of how sensitive or potentially embarrassing the subject may be. Concealment of information from management will not be tolerated, and there shall be no concealment of information from either independent or internal auditors, nor from legal counsel.

Officers and Associates shall use their respective best efforts to cause the Corporation and its subsidiaries to at all times comply with generally accepted accounting principles, maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded and maintain a system of internal and disclosure controls that will provide reasonable assurances to management that material information is made known to management in a timely basis, particularly during periods in which periodic public reports are being prepared.

The activities of the Corporation must always be in full compliance with applicable laws and regulations. Occasionally, laws and regulations may appear to be ambiguous and difficult to interpret and Officers and Associates should be extremely careful to avoid activities that might be interpreted as practicing law.

In such instances, advice of counsel should be sought to assure compliance with this policy of strict observance of all laws and regulations. Further, an Officer or Associate who is asked by a customer to recommend a lawyer or other professional (e.g., accountant, insurance agent, stockbroker, real estate agent, etc.) should avoid the appearance of favoritism and should suggest several names to the customer.

Accounting Policies

NCF and each of its subsidiaries will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of the Corporation. All Officers and Associates are prohibited from directly or indirectly falsifying (or causing to be made false or misleading) any financial or accounting book, record or account. You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject the perpetrator to federal penalties, as well as punishment of up to and including termination of employment.

No Officer or Associate may directly or indirectly:

•	make, or cause to be made, a materially false or misleading statement, or

•	omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission (“SEC”).

Disclosure Policies and Controls

The continuing excellence of NCF’s reputation is dependent upon our full and complete disclosure of important information about the Corporation that is used in the securities marketplace. Our financial and non-financial disclosures and filings with the SEC must be transparent, accurate and timely. Proper reporting of reliable, truthful and accurate information is a complex process involving cooperation between many departments and disciplines. We must all work together to insure that reliable, truthful and accurate information is disclosed to the public.

The Corporation shall disclose to the SEC, current security holders and the investing public information that is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public corporation, and full cooperation and participation by the Chief Executive Officer, Chief Financial officer and, upon request, other Officers and Associates in the disclosure process is a requirement of this Code Of Conduct.

All Officers and Associates must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.

Conflicts of Interest

No Officer or Associate may act on behalf of the Corporation in any material transaction with respect to which the Officer or Associate or any person or organization with whom he/she or a member of his/her Immediate Family has a significant direct or indirect connection or financial interest (a “Conflict of Interest Transaction”). In any closely held enterprise, even a modest financial interest would be viewed as significant. No Officer or Associate shall enter into, or directly or indirectly participate, financially or otherwise, in any Conflict of Interest Transaction unless, in the case of an Associate, such participation shall have been approved by the principal executive officer of the functional area within the Corporation in which such Associate works and, in the case of an Officer, by two-thirds of the disinterested members of the board of directors of the entity for which the Officer holds office. In addition, the Corporation may not be used to incur special treatment for any Officer or Associate such as opening of charge accounts in the Corporation’s name to obtain a discount.

Sale of Corporation Property to Officers or Associates

There should be sensitivity to possible criticism of the Corporation, Officers, or Associates on the grounds of self-dealing for personal advantage. For this reason, no Officer or Associate may purchase any property directly or indirectly from the Corporation or its subsidiaries or affiliates except when that property has been authorized for such sale by the Capital Funds Committee or a committee designated by the Chief Executive Officer. Such committee will be responsible to ascertain a fair price, which shall be no less than which would be paid by a willing buyer who is not affiliated with the corporation.

Officers, Associates, and members of their Immediate Family are prohibited from selling assets to or purchasing, directly or indirectly, from the Corporation or its subsidiaries any collateral to be disposed of in settlement of an obligation to the Corporation or property held as fiduciary by the Corporation. Federal and state law prohibits the Trust Department from selling any trust asset to an Associate or Officer of the Corporation.

It is contrary to NCF’s policy and intent to encourage or permit either directly or indirectly the payment of Corporation funds or use of Corporation property to secure favored business treatment for the Corporation or its subsidiaries.

Sale/Disposition of Corporation Property to Third Parties

Special care must be taken to avoid the appearance of favoritism in selling or otherwise disposing of Corporation property to individuals or businesses not related to the Corporation. The sale or donation of any asset having a market value of $1,000 or more must be approved by a member of the Executive Management Committee and the Chief Financial Officer. The acceptance of any gratuity or fee for such placement is expressly prohibited.

Gifts, Fees, and Entertainment to or from Customers or Suppliers

The Federal Bank Bribery Amendments Act of 1985 prohibits all Officers and Associates of NCF from:

1.	Soliciting or demanding for themselves or for a third party (other than NCF) anything of value from anyone in return for any business, service, transaction, or confidential information of NCF; and/or

2.	Accepting or agreeing to accept anything of value (other than bona fide salary, wages, and fees, or other compensation paid, or expenses paid or reimbursed, in the usual course of business) from anyone, intending to be influenced or rewarded in connection with any business or transaction of NCF, either before, during, or after a transaction is discussed, negotiated, or consummated.

It is the policy of NCF to strictly forbid all Officers and Associates from accepting any amount of cash from any person who is not an Immediate Family member. In addition, NCF requires all Officers and Associates to obtain prior approval before accepting a thing of value worth more than $100. Further, all Officers and Associates are strictly forbidden from offering or accepting a thing of value, regardless of its value, to or from anyone intending to influence or be influenced or to reward or be rewarded in connection with any business or transaction of NCF, either before, during, or after a transaction. Any combination or effort to avoid compliance with this rule by dividing gifts or making gifts to various Officers or Associates is a violation of this Code of Conduct. If the value received from the same person on any one occasion is less than $100 per Officer or Associate, and no influence or reward in connection with any business or transaction with NCF is involved, then no prior approval from the Executive Management Committee is required. If the total value received on any one occasion or cumulative over a short period (approximately 90 days or less) is $100 or more, it must be approved by the Executive Management Committee.

If an Officer or Associate or a member of such person’s Immediate Family is offered or receives a thing of value from a customer beyond what is authorized in this Code of Conduct, the Officer or Associate must disclose that fact to the Executive Management Committee, which will keep contemporaneous written reports of such disclosures and will review the disclosure to determine whether the thing of value offered or received poses a threat of undue influence on the Officer or Associate or to the integrity of NCF.

There are certain limited circumstances in which the acceptance by an Officer or Associate of a thing of value is permitted:

1.	Acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships (such as those between an Officer or Associate and his/her Immediate Family) where the circumstances make it clear that it is those relationships, rather than the business of NCF, which are the motivating factors;

2.	Acceptance of meals, refreshments, entertainment, accommodations, or travel arrangements, all for a reasonable value and the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by NCF as a reasonable business expense if not paid for by another party;

3.	Acceptance of loans from other banks or financial institutions on customary terms (measured against non-bank, third-party customers with like credit and collateral) to finance proper and usual activities of Officers and Associates, such as home mortgage loans, except where prohibited by law;

4.	Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars, and similar items;

5.	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers and to the public generally;

6.	Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday, or birthday; or

7.	Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.

Receipt of cash gifts is strictly forbidden except from Family Members as specified above.

Any gift must meet all standards of ethical business conduct and must involve no element of concealment.

The Federal Bank Bribery Act also prohibits anyone from giving, offering, or promising anything of value to an Officer or Associate or any other person, with the intent to influence or reward an Officer or Associate, in connection with any business or transaction of NCF.

The maximum penalty for violations is $1 million or three (3) times the value of the thing solicited, demanded, accepted, or agreed to be accepted, whichever is greater, or imprisonment for not more than 30 years, or both.

Bequests from Customers

Officers, Associates, or members of their Immediate Families must not accept, directly or indirectly, any bequest or legacy from an NCF customer except where such customer is a member of the Officer’s or Associate’s Immediate Family. If an Officer or Associate learns of such a legacy in a customer’s will, he or she should report all pertinent facts to the Executive Management Committee.

Competition

An Officer or Associate must avoid situations where he or she is or may appear to be in direct or indirect competition with NCF. The following are examples of the types of activities that are considered to be in this category:

1.	Using one’s position to prevent or hinder NCF from lawfully competing with others.

2.	Using NCF’s personnel, facilities, or funds for the pursuit of an unauthorized commercial or financial activity.

3.	Lending money or providing any other service which NCF renders to its customers, other than to members of the Officer’s or Associate’s Immediate Family.

4.	Diverting business or personnel from NCF.

5.	Taking personal advantage, to the exclusion of NCF, of any business or corporate opportunity related in any respect to NCF’s business.

6.	Otherwise improperly profiting, directly or indirectly, at NCF’s expense.

Personal Investments and Finances

Employment in a fiduciary institution carries with it the implied obligation to exercise prudence in personal financial and investment activities. An Officer or Associate and his/her Immediate Family are free to invest in stocks and other securities at their own discretion, but should avoid clearly speculative transactions, excessive borrowing, and specific situations which might influence his/her judgments or actions on behalf of the Corporation.

An Officer or Associate and his/her Immediate Family should borrow only from banks or other financial institutions that regularly lend money to individuals, and they should not accept favored treatment of any kind. Borrowing from other individuals (except relatives) or organizations is discouraged.

Borrowing from other banks, and lending to officers of other banks, must be free of any reciprocity regarding terms, collateral, or interest rates received or given. Even though it is necessary for the Corporation to open up correspondence relationships with other institutions for sound business reasons, these institutions are considered to be other banks and the same restrictions and requirements would be followed.

Ownership of National Commerce Financial Corporation Stock

Sharing in the ownership of NCF through acquisition of stock is, of course, encouraged. There are, however, certain precautions to be observed. An Officer or Associate may be considered to be an “insider” and it is assumed he/she may have advance information about favorable or unfavorable events that could affect the price of NCF stock. If an Officer or Associate profits (or gives any impressions of profiting) by using “insider” information before it has been generally disseminated, penalties may incur for himself/herself and cause embarrassment to the Corporation. The same restrictions hold for any friends and Immediate Family members who must fully comply with the Corporation’s Insider Trading Policy. Accounts held in a street name are also subject to the Corporation’s Insider Trading Policy.

Outside Activities and Employment

Officers and Associates are encouraged to participate in outside civic, public service, and other non-profit organizations as a trustee, director, or volunteer. However, before accepting a position as a director or officer of a corporation organized for profit, or becoming a member of a business proprietorship or partnership, an Officer or Associate must secure prior approval of the Executive Management Committee. Any such positions must not interfere with the Officer’s or Associate’s duties or responsibilities to NCF.

Each Officer and Associate is expected to devote his/her full time, ability, and loyalty to NCF’s interests during regular hours of employment and for whatever additional time properly may be required. While employed by NCF, an Officer or Associate may not work for any other financial institution. Officers are not permitted to engage in any other employment for salary, wages, commission, or profit or serve as executor, trustee, guardian, administrator, or attorney-in-fact for an individual who is not a member of the Officer’s Immediate Family, as defined herein, without full disclosure and prior written approval by the Senior Human Resources Officer, with a copy being placed in his/her personnel file.

Officers and Associates must be careful to maintain NCF’s standards of professionalism and integrity while engaged in the performance of their duties for the Corporation, any outside employment, and any other civic or service activities.

Dishonest Acts

Federal and state statutes contain a number of criminal laws applicable to Officers and Associates of all banks. These laws make any of the following a criminal offense punishable by imprisonment or a fine or both:

1.	Receiving any fee, commission, bonus, or thing of value from anyone other than NCF, or as legally authorized by NCF, for procuring or endeavoring to procure any advance, loan, extension of credit, discount, or purchase of any obligation or commitment with respect thereto;

2.	Soliciting or demanding for the benefit of any person, or accepting or agreeing to accept a thing of value intending to be influenced or rewarded in connection with any business or transaction of NCF;

3.	Making or consenting to the making of any corporate political contribution;

4.	Theft, embezzlement, abstraction, purloining, or willful misapplication of money, funds, credit, and/or property of NCF, or any money, funds, assets, or securities entrusted to the custody or care of NCF or of the Officer or Associate, which may include using NCF’s assets, credit, facilities, or personnel for one’s own personal benefit, and may include the reckless disregard of NCF’s interests in any transaction;

5.	Issuing, putting forth, or assigning a certificate of deposit, draft, order, or bill of exchange, acceptance, note debenture, bond, or other obligation, or mortgage, judgment, or decree, or fictitiously borrowing or soliciting, obtaining, or receiving money for NCF not in good faith, intended to become the property of NCF, with intent to defraud or injure NCF or any person, company, corporation, or other entity, or to deceive an Officer of NCF or an agent appointed to examine the affairs of NCF;

6.	Certifying a check drawn on NCF and willfully failing to charge the amount of the check against the account of the drawer, certifying a check before the amount of the check has been regularly deposited in NCF by the drawer, or resorting to any deceit or receiving any fictitious obligation in order to evade any provisions of law relating to certification of checks;

7.	Knowingly making, permitting to be made, or inviting reliance on a false statement or certificate as to a deposit, a trust fund, a contract, or the value of land, property, or security, willfully and knowingly subscribing to, making, or causing to be made any false entry in the books of NCF, or concealing or permitting to be concealed by any means or manner the true and correct entries of NCF or its true and correct transactions;

8.	Making loans to the bank commissioner, any bank examiner, or any assistant bank examiner;

9.	Knowingly loaning or permitting to be loaned the funds or credit of NCF to an insolvent company or corporation, or to a company or corporation which has ceased to exist or which never existed, or upon collateral consisting of stocks or bonds of such company or corporation;

10.	Making reckless or extortionate extensions of credit;

11.	Engaging in mail fraud, fraud by wire, radio, or television, or bank fraud;

12.	Engaging in money laundering; and/or

13.	Failing to report to the appropriate authorities the commission of any of the above acts or any criminal act prohibited by applicable federal or state statutes by NCF’s Officers and/or Associates.

If any Officer or Associate is known or reasonably suspected to have committed a dishonest or fraudulent act, NCF is required by law to report the act to federal law enforcement agencies, to the appropriate regulatory authorities, and to its fidelity bonding company as soon as it is discovered. Officers and Associates who become aware, or reasonably suspect, that another Officer or Associate has committed a dishonest or fraudulent act in the course of his/her employment must immediately report that act or suspicion to one of the following:

•	to a compliance officer of the Company,

•	directly to the Chief Financial Officer,

•	directly to General Counsel,

•	directly to the Chief Internal Auditor,

•	to the reporting person’s immediate supervisor, or

•	by using the Company’s anonymous “Quality Assurance Line” at 1-800-264-2605, extension 3399.

Federal criminal law provides that “. . .whoever, knowing that an offense [breach of federal criminal law]. . .has been committed, receives, relieves, comforts, or assists the offender in order to hinder or prevent his apprehension, trial, or punishment is an accessory after the fact.” An accessory after the fact is subject to fines and imprisonment as provided by law. Further, one who knows of the commission of a felony and fails to report it is guilty of a felony and subject to punishment. In addition, the Officer or Associate may be held personally liable for damages resulting to NCF.

Political Activity

Federal and state laws prohibit NCF or its subsidiaries from contributing corporate funds or property for political campaign contributions, whether local, state, or federal. This covers not only direct contributions but also indirect support of candidates or political parties by practices such as the purchase of tickets for dinners or other fund raising events, the loan of Officers or Associates for time so dedicated (i.e., normal working hours) to political parties or committees, and the furnishing of transportation, printing, or duplicating services or other types of services to the campaign. Questions as to the propriety of any action that may involve a political campaign should be discussed with the Executive Management Committee before any steps are taken that may involve any Officer, Associate, or the Corporation.

As individuals, we all share the responsibilities of citizenship and should take an active interest in political and governmental process. In addition to voting, such interest may be evidenced in a variety of ways: personal contributions to a candidate or party, volunteer work in a campaign, or efforts directed toward a particular referendum.

Such participation in political and civic activities is encouraged, but it must be on the basis of participation as an individual and not as a representative of the Corporation. Participation by Officers and Associates in any political campaign must be undertaken in off-duty hours and at their own expense without any use whatsoever of NCF’s facilities or equipment. Further, such activity must be limited so as not to interfere with NCF’s expectations of the Officer or Associate relative to his/her job performance.

If an Officer or Associate wants to run for a national, state, or local public office, or accept appointment to a government office, he/she must receive approval in writing by a member of the Executive Management Committee. To avoid any interpretation of political sponsorship or endorsement by the Corporation, neither the Corporation’s name nor its address may be used on any material mailed or published, or in any solicitations, nor may the Corporation be identified in any political advertisement or literature.

Compliance with and Implementation of Code of Conduct

All Officers and Associates are required to read, understand and refer to this Code of Conduct. Compliance with the conduct policies set forth in this Code is required of all personnel. Enforcement is the direct responsibility of every supervisor. Managers and supervisors may be sanctioned for failure to adequately instruct their subordinates or for failing to detect non-compliance with applicable policies and legal requirements where reasonable diligence on the part of the manager or supervisor would have led to the discovery of any problems or violations and given the Corporation the opportunity to correct them earlier.

You should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code of Conduct. If you believe your own conduct or that of a fellow employee may have violated any such laws or this Code of Conduct, you have an obligation to report the matter.

If an Officer or Associate is approached by anyone inside or outside of the Corporation with a request to do something he or she recognizes to be illegal or unethical, the Officer or Associate should refuse. He or she should tell the person making the request that such conduct is contrary to NCF’s policy and then report the incident to the Officer’s or Associate’s supervisor. However, if you are not comfortable bringing the matter up with your immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then you should raise the matter with one of the following:

•	with a compliance officer of the Company,

•	directly with the Chief Financial Officer,

•	directly with General Counsel,

•	directly with the Chief Internal Auditor,

•	by using the Company’s anonymous “Quality Assurance Line” at 1-800-264-2605, extension 3399.

The most important point is that possible violations should be reported and the Corporation supports all means of reporting them. No supervisor may direct a subordinate to violate this Code of Conduct.

Officers and Associates should immediately disassociate themselves from taking part in any discussions, activities, or other situations that they recognize to be potentially illegal or unethical.

If an Officer or Associate becomes aware of any illegal or unethical conduct or behavior in violation of the Code of Conduct by anyone working for or on behalf of the Corporation, he or she should report it promptly, fully and objectively to one of the following:

•	to a compliance officer of the Company,

•	directly to the Chief Financial Officer,

•	directly to General Counsel,

•	directly to the Chief Internal Auditor,

•	to the reporting person’s immediate supervisor, or

•	by using the Company’s anonymous “Quality Assurance Line” at 1-800-264-2605, extension 3399.

The Corporation will attempt to treat such reports confidentially and to protect the identity of the person who has made the request to the maximum extent and as may be permitted under applicable law. All reports will be investigated. Upon receipt of credible reports of suspected violations or irregularities, the Senior Human Resources Officer shall see that corrective action takes place appropriately.

Discipline for Non-Compliance

Disciplinary actions for violations of this Code of Conduct can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against you. The violation of laws, rules or regulations that would subject NCF to fines and/or other penalties, may result in your criminal prosecution.

No Retaliation for Reporting

In no event will the Corporation take or threaten any action against you as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith. However, if a reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Corporation. In these circumstances, the Corporation may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

The Corporation will not allow retaliation against an employee for reporting a possible violation of this Code of Conduct in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code of Conduct. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code of Conduct is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

Amendments and Modifications

There shall be no amendment or modification to this Code of Conduct except by a vote of the Board of Directors or a designated board committee that will ascertain whether an amendment or modification is appropriate. In case of any amendment or modification of this Code of Conduct that applies to NCF’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions, the amendment or modification shall be posted on the Corporation’s website or shall be otherwise disclosed as required by the New York Stock Exchange rules or other applicable law.

Waivers

There shall be no waiver of any part of this Code of Conduct for any executive officer of the Corporation, in particular NCF’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions, except by a vote of Board of Directors or a designated board committee that will ascertain whether a waiver is appropriate under all the circumstances. In case a waiver of this Code of Conduct is granted to an executive officer described above, the notice of such waiver shall be posted on our website or shall be otherwise disclosed as required by the New York Stock Exchange rules or applicable law.

Conclusion

While this Code of Conduct is not exhaustive, NCF hopes that it will provide guidance for you. Adherence to the Code of Conduct by all Officers and Associates will ensure the maintenance of the high ethical standards toward which NCF strives. From time to time, all of us will be confronted with situations not clearly covered by this Code of Conduct. When these matters arise, it is suggested that Officers consult with the Executive Management Committee and Associates consult with their supervisor or a member of the Executive Management Committee.